AMENDED MASTER PROMISSORY NOTE

On September 1, 2005, OptiCon Systems, Inc. ("OptiCon"), whose address is 12750 Knoll Trail, Suite #307, Dallas, Texas 75248, entered into an agreement to borrow up to $350,000 from Sam Talari, ("Talari"), whose address is 475 Central Avenue, Suite B100, St. Petersburg, Florida 33701.

The parties to the original agreement wish to amend the terms of the agreement as follows:

1. For value received, promises to pay Sam Talari, his successors, heirs or assigns ("Talari"), the principal sum of $350,000.00 payable on demand.

2. OptiCon shall pay interest at the rate of 5% per annum, in lawful money of the United States of America, based on amounts advanced by Talari from time to time, payable annually at such place as may be designated from time to time in writing by the Talari.

3. OptiCon may prepay this Promissory Note without penalty. Any amounts paid hereunder shall be applied first to the payment of any expenses or charges payable under the Promissory Note or any related loan document, then to interest due and payable, with the balance then applied to principal.

4. OptiCon shall pay the cost of any revenue tax or other stamps now or hereafter required by law at any time to be affixed to this note.

5. Payment shall be by postal delivery at the address of Talari or at any other place designated by the holder in writing or by U.S mail, if properly addressed and post-marked on or before the date due.

6. In the event of default in the payment of any of the sums mentioned herein, or in the performance of any of the agreements contained herein, then the entire principal sum shall, at the option of the holder, become immediately due and payable, without notice, time being of the essence to this Note; and said principal thereon shall bear interest from the time of such default until paid at twelve percent (12%). Failure to exercise this option shall not constitute a waiver of the right to exercise the same in the event of a subsequent default.

7. Each person or entity liable hereunder, either as maker, endorser, or guarantor hereby waives presentment, protest, notice, notice of protest and notice of dishonor and agrees to pay all costs, including the costs of collection and reasonable attorney's tees, including appellate and bankruptcy proceedings, in the event counsel shall be employed to collect this Promissory Note.

8. Talari has the option to cancel the debt from OptiCon by a convergent right to convert any part of the principal and/or interest outstanding into OptiCon’s common stock at a 30% discount of the last five (5) days average bid price, once OptiCon becomes fully reporting and trading in a national market.

FOR OPTICON SYSTEMS, INC., AS Borrower :

John M. Batton, President

DATE: _______________

APPROVED:

Sam Talari